                                                                      Exhibit 11

                    COMPUTATION OF NET LOSS PER COMMON SHARE
                                  (unaudited)

                                MGI PHARMA, INC.

The following information is required in computations of primary and fully diluted loss per common share for each period:

                            Three Months Ended          Nine Months Ended
                              September 30,               September 30,
                        --------------------------  --------------------------
                            1995          1994          1995          1994
                        ------------  ------------  ------------  ------------
Loss:
  Net loss              $(1,791,242)  $(3,287,984)  $(4,611,612)  $(6,969,200)

Common shares:
  Adjusted
     weighted shares
     outstanding (a)     12,730,612    11,910,474    12,430,110    11,738,958

Loss per common share:
  Net loss              $     (0.14)  $     (0.28)  $     (0.37)  $     (0.59)

(a) Net loss per common share shown on the face of the statements of operations is the equivalent of a simple capital structure presentation since it excludes common stock equivalents as their effect is antidilutive. There are no pro forma fully diluted share outstanding adjustments, so primary and fully diluted share amounts are identical.